Exhibit 99.1

For Immediate Release

Starwood Property Trust Reports Results for the

Quarter Ended March 31, 2016

– Quarterly Core Earnings of $0.50 per Diluted Common Share –

– Deploys $930 Million of Capital During the Quarter –

– Approximately $1.0 Billion Closed or in the Process of Closing Since March 31, 2016 –

– Declares Dividend of $0.48 per Share for the Second Quarter of 2016 –

GREENWICH, Conn., May 9, 2016 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended March 31, 2016.  The Company’s first quarter 2016 Core Earnings (a non-GAAP financial measure) were $118.9 million, or $0.50 per diluted share.    GAAP net income for the first quarter of 2016, which was impacted by unrealized changes in fair value of securities and foreign currency hedges, as well as depreciation on the Company’s property portfolio, was $26.7 million, or $0.11 per diluted share.

“I am very pleased with our performance this quarter. Last quarter, we suggested that we would take a step back and exercise great caution, faced with a volatile credit market that was experiencing significant credit spread deterioration. We said that we would be cautious with our capital deployment. Patience was a costly but prudent strategy as we waited for the volatility to subside, enabling us to reevaluate the playing field,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

“Despite the conscious slowdown of our lending activities and the consequent drag of having excess cash, our diversified businesses were able to deliver solid quarterly results. We have not realized a single credit loss in the $17.9 billion of loans that we have originated or acquired since our inception in 2009.  Our weighted average LTV of 61.2% is our lowest ever as a public company and speaks to the strong credit culture engrained in our organization. Just as exciting, we can now suggest that several of our equity investments are exceeding our projected returns and should increase our book value per share as they are harvested,” added Mr. Sternlicht.

Mr. Sternlicht continued, “Looking forward, with a world awash in liquidity, we are now seeing the contraction of credit spreads.  This, along with the structural changes taking place in the domestic and European lending markets, is leading to a robust pipeline of attractive opportunities in what appears to be a compelling investing environment for commercial real estate.  Our dedicated group of nearly 500 Starwood Property Trust professionals coupled with Starwood Capital Group’s over 1,500 employees across 10 global offices, is superbly and uniquely positioned to find, underwrite and execute on excellent investment opportunities across our various businesses in a focused effort to continue to generate exceptional risk adjusted total returns for our shareholders.”

Highlights for the First Quarter 2016 by Business Segment

The Company currently operates in three reportable segments: Real Estate Lending (the “Lending Segment”), Real Estate Investing and Servicing (the “Investing and Servicing Segment”) and Real Estate Property (the “Property Segment”). The Lending Segment primarily represents the Company’s on-balance sheet loan origination business. The Investing and Servicing Segment includes the Company’s U.S. and European servicing businesses, CMBS investment business, conduit loan origination platform and commercial real estate properties acquired from CMBS trusts.  The Property Segment includes the Company’s investments in stabilized commercial real estate properties that are held for investment.

Real Estate Lending Segment

During the first quarter of 2016, the Lending Segment contributed Core Earnings of $98.5 million, or $0.41 per diluted share.  GAAP earnings during the first quarter of 2016 were $93.5 million, or $0.39 per diluted share.

The Lending Segment originated or acquired investments of $437.4 million during the quarter, with fundings of $526.1 million, including $185.6 million relating to previously originated loans. Repayments totaled $301.6 million, including $97.9 million from loan sales. Newly originated or acquired loans include the following:

•	$162.0 million first mortgage and mezzanine loan for the acquisition and renovation of a 10-building office and warehouse complex located in Brooklyn, New York.

•	$105.0 million first mortgage secured by two Class A multifamily properties located in Orlando, Florida.

•	$65.0 million first mortgage and mezzanine loan for the refinancing of a data center located in Orlando, Florida.

•	$54.2 million first mortgage and mezzanine loan for the acquisition and renovation of a 491-room hotel located in Cincinnati, Ohio.

Subsequent to quarter end, the Lending Segment closed $216.0 million of new loan originations with over $600 million in the process of closing.

At March 31, 2016, the Lending Segment’s principal assets were as follows:

Lending Segment Investments

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Unlevered Return on Asset	Current Leveraged Return (3)	Optimal Asset-Level Return (4)
First mortgages held-for-investment (5)	$5,064	$5,010	$2,469	$2,541	6.9%	9.6%	11.0%
Subordinated mortgages held-for-investment	415	392	6	386	11.3%	11.3%	11.3%
Mezzanine loans held-for-investment (5)	754	768	-	768	10.9%	10.9%	10.9%
CMBS held-to-maturity	309	308	176	132	6.1%	10.6%	11.4%
Preferred equity investments held-to-maturity	19	20	-	20	13.3%	13.3%	13.3%
Target portfolio of Lending Segment	$6,561	$6,498	$2,651	$3,847	7.6%	10.1%	11.1%
RMBS available-for-sale at fair value	327	211	72	139	10.5%
Loans transferred as secured borrowings	90	88	90	(2)
Equity security	13	14	-	14
Investment in unconsolidated entities	N/A	30	-	30
Total investments	$6,991	$6,841	$2,813	$4,028

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of March 31, 2016:

Weighted Average LTV of Loan Portfolio (5)(6)
	First Mortgages	Subordinated Mortgages	Mezzanine	Preferred Equity	Total (7)
Beginning LTV	0.0%	25.8%	48.3%	65.2%	7.7%
Ending LTV	60.7%	55.0%	67.5%	79.1%	61.2%

Real Estate Investing and Servicing Segment

During the first quarter of 2016, the Investing and Servicing Segment contributed Core Earnings of $52.4 million, or $0.22 per diluted share.  Due to an unrealized decrease in fair value of the Company’s CMBS portfolio of $51.5 million, GAAP net losses during the first quarter of 2016 were $2.2 million.

Significant activity during the quarter included:

•	Originated $200.6 million of conduit loans and participated in three securitizations totaling $257.0 million.
•	Purchased $46.6 million of CMBS.
•	Purchased two properties and one non-performing loan from CMBS trusts for a gross purchase price of $33.1 million.

As of March 31, 2016, the Company was active special servicer on $10.6 billion of loans and real estate owned and was named special servicer on $105.9 billion of loans and real estate owned.  The Investing and Servicing Segment’s principal assets were as follows:

Investing and Servicing Segment Investments

(Amounts in millions)

Investment	Carry Value	Asset Specific Financing	Net Investment
CMBS (8)	$1,013	$215	$798
Special servicing intangibles	125	-	125
Conduit loans	154	83	71
Properties and lease intangibles, net	190	100	90
Investment in unconsolidated entities	52	-	52
Loans held-for-investment	18	-	18
Total investments	$1,552	$398	$1,154

Real Estate Property Segment

During the first quarter of 2016, the Property Segment contributed Core Earnings of $9.8 million, or $0.04 per diluted share.  Due to $15.7 million of depreciation and amortization of properties and lease intangibles and $10.0 million of unrealized changes in fair value of foreign currency hedges, GAAP net losses during the first quarter of 2016 were $12.8 million.

During the first quarter of 2016, the Property Segment acquired 12 of the 32 previously announced affordable housing communities referred to as the “Woodstar Portfolio” for $202.8 million and net equity of $79.9 million.  These 12 properties comprise 3,082 units and were funded with cash and assumed government-sponsored financing of $142.3 million.  The Company acquired the remaining two properties in April 2016 for a total purchase price of $39.4 million. The Woodstar Portfolio totals 8,948 units concentrated primarily in the Tampa, Orlando and West Palm Beach, Florida metropolitan areas and is 98% occupied.

At March 31, 2016, the Property Segment’s principal assets were as follows:

Property Segment Investments

(Amounts in millions)

Investment	Net Carrying Value	Asset Specific Financing	Net Investment	Q1 2016 Net Operating Income		Occupancy Rate	Weighted Average Lease Term
Wholly-Owned:
Dublin, Ireland - Office (9)	$482	$318	$164	$6.7		98.5%	10.4 years
Dublin, Ireland - Multi-family residential (9)	18	12	6	0.2		97.0%	0.5 years
Southeast, U.S. - Multi-family residential (9)	541	383	158	8.1	(10)	97.8%	0.5 years
	$1,041	$713	$328	$15.0
Joint Venture:
Investment in unconsolidated entity - retail	121	-	121
	$1,162	$713	$449

Financing Activities

As of March 31, 2016, the Company had an aggregate outstanding debt balance of $5.9 billion and maximum borrowing capacity of $8.6 billion, with a debt-to-equity ratio of 1.4x.

During the first quarter of 2016, the Company:

•	Amended an existing revolving repurchase facility to upsize available borrowings to $600.0 million from $500.0 million.
•	Assumed 16 government-sponsored financing facilities totaling $142.3 million associated with affordable housing communities acquired in the Woodstar Portfolio.
•	Repurchased 1.1 million shares of common stock at an average price of $18.71 for $19.7 million, bringing the remaining capacity under the repurchase program to $282.1 million as of March 31, 2016.

Book Value and Undepreciated Book Value Per Share

The Company’s book value per diluted share metrics were as follows:

	March 31, 2016	December 31, 2015
Undepreciated book value per diluted share (11)	$17.13	$17.37
Book value per diluted share	$16.98	$17.29

The change in undepreciated book value per diluted share during the quarter was primarily due to an unrealized decrease in fair value of the Company’s CMBS portfolio and unrealized changes in fair value of foreign currency hedges.

Investment Capacity

As of May 3, 2016, the Company has the capacity to acquire or originate up to $2.5 billion of new investments through (i) $734.9 million of expected maturities, prepayments, sales and participations over the next 90 days; (ii) $1.4 billion of unallocated warehouse capacity; (iii) $159.3 million of approved but undrawn capacity under existing financing facilities; (iv) $402.1 million of available cash and equivalents; and (v) approximately $94.4 million of net equity invested in RMBS that are classified as available-for-sale.

Dividend

On May 9, 2016, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending June 30, 2016. The dividend is payable on July 15, 2016 to common stockholders of record as of June 30, 2016.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Monday, May 9, 2016 at 9:00 a.m. Eastern Time to discuss first quarter financial results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least five minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-877-741-4241

International:  1-719-325-4765

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  1574449

The playback can be accessed through May 23, 2016.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt and equity investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $27 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Forward-Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company's reports filed with the SEC.

Footnotes

(1)

The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the RMBS available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)	Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.
(3)

The current leveraged return represents the compounded effective rate of return earned over the life of the investment based on existing leverage levels as of March 31, 2016, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method. Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at March 31, 2016 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)

The optimal asset-level return assumes (i) maximum available leverage in place or in negotiation for each asset, notwithstanding the amount actually borrowed, and (ii) full syndication of the first mortgage when syndication is deemed probable.

(5)

First mortgages include first mortgage loans and any contiguous subordinated mortgage and/or mezzanine loan components because as a whole, the expected credit quality of these loans is more similar to that of a first mortgage loan.  The application of this methodology resulted in mezzanine loans with carrying values of $1.0 billion being classified as first mortgages as of March 31, 2016.

(6)

Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan, which may include subordinated mortgages and/or mezzanine loans.  Assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan. Assets characterized as mezzanine loans are mezzanine loans where the Company does not own the senior most interest in the loan. For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost, including costs of acquisition of the property, is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale, the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and preferred equity.

(7)	Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages, mezzanine loans and preferred equity).
(8)	Face amount is $4.6 billion. Differences between face amount and carry value are principally attributable to purchase discounts and changes in fair value.
(9)	Net carrying value includes all components of the related asset, including properties and intangibles.
(10)	Excludes income of $1.6 million associated with the forgiveness of certain government-sponsored financing.
(11)	Adjusted for accumulated depreciation and amortization associated with commercial real estate properties.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the three months ended March 31, 2016

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Revenues:
Interest income from loans	$114,658	$2,874	$—	$—	$117,532	$—	$117,532
Interest income from investment securities	9,628	47,626	—	—	57,254	(37,851)	19,403
Servicing fees	159	36,218	—	—	36,377	(11,686)	24,691
Rental income	—	6,475	26,202	—	32,677	—	32,677
Other revenues	23	1,342	6	—	1,371	(181)	1,190
Total revenues	124,468	94,535	26,208	—	245,211	(49,718)	195,493
Costs and expenses:
Management fees	375	18	—	24,528	24,921	42	24,963
Interest expense	22,335	3,238	4,949	25,998	56,520	—	56,520
General and administrative	3,922	25,294	555	2,850	32,621	177	32,798
Acquisition and investment pursuit costs	338	355	592	—	1,285	—	1,285
Costs of rental operations	—	3,062	9,593	—	12,655	—	12,655
Depreciation and amortization	—	3,051	15,709	—	18,760	—	18,760
Loan loss allowance, net	(761)	—	—	—	(761)	—	(761)
Other expense	—	100	—	—	100	—	100
Total costs and expenses	26,209	35,118	31,398	53,376	146,101	219	146,320
Income (loss) before other income (loss), income taxes and non-controlling interests	98,259	59,417	(5,190)	(53,376)	99,110	(49,937)	49,173
Other income (loss):
Change in net assets related to consolidated VIEs	—	—	—	—	—	(4,167)	(4,167)
Change in fair value of servicing rights	—	(8,670)	—	—	(8,670)	1,931	(6,739)
Change in fair value of investment securities, net	(214)	(51,528)	—	—	(51,742)	52,495	753
Change in fair value of mortgage loans held-for-sale, net	—	6,891	—	—	6,891	—	6,891
Earnings from unconsolidated entities	468	1,377	2,429	—	4,274	(209)	4,065
Gain on sale of investments and other assets, net	245	—	—	—	245	—	245
Loss on derivative financial instruments, net	(3,026)	(11,245)	(10,447)	—	(24,718)	—	(24,718)
Foreign currency (loss) gain, net	(1,822)	1,460	(16)	—	(378)	—	(378)
Other income, net	—	43	422	1,550	2,015	—	2,015
Total other income (loss)	(4,349)	(61,672)	(7,612)	1,550	(72,083)	50,050	(22,033)
Income (loss) before income taxes	93,910	(2,255)	(12,802)	(51,826)	27,027	113	27,140
Income tax provision	(75)	(19)	—	—	(94)	—	(94)
Net income (loss)	93,835	(2,274)	(12,802)	(51,826)	26,933	113	27,046
Net (income) loss attributable to non-controlling interests	(350)	74	—	—	(276)	(113)	(389)
Net income (loss) attributable to Starwood Property Trust, Inc.	$93,485	$(2,200)	$(12,802)	$(51,826)	$26,657	$—	$26,657

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee due to the Company’s external manager, acquisition costs from successful acquisitions, depreciation and amortization of real estate and associated intangibles,  losses on debt extinguishment and any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended March 31, 2016

(Amounts in thousands except per share data)

		Investing
	Lending	and Servicing	Property
	Segment	Segment	Segment	Corporate	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$93,485	$(2,200)	$(12,802)	$(51,826)	$26,657
Add / (Deduct):
Non-cash equity compensation expense	582	1,086	33	5,383	7,084
Management incentive fee	—	—	—	4,599	4,599
Acquisition and investment pursuit costs	—	589	558	—	1,147
Depreciation and amortization	—	2,206	15,720	—	17,926
Loan loss allowance, net	(761)	—	—	—	(761)
Interest income adjustment for securities	(261)	889	—	—	628
Other non-cash items	—	—	(1,608)	—	(1,608)
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(6,891)	—	—	(6,891)
Securities	214	51,528	—	—	51,742
Derivatives	2,347	10,763	10,447	—	23,557
Foreign currency	1,822	(1,460)	16	—	378
Earnings from unconsolidated entities	(468)	(1,377)	(2,429)	—	(4,274)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	4,792	—	—	4,792
Securities	—	(3,323)	—	—	(3,323)
Derivatives	554	(6,712)	(70)	—	(6,228)
Foreign currency	(67)	1,354	(15)	—	1,272
Earnings from unconsolidated entities	1,072	1,125	—	—	2,197
Core Earnings (Loss)	$98,519	$52,369	$9,850	$(41,844)	$118,894
Core Earnings (Loss) per Weighted Average Diluted Share	$0.41	$0.22	$0.04	$(0.17)	$0.50

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of March 31, 2016

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Assets:
Cash and cash equivalents	$103,942	$70,684	$15,486	$144,062	$334,174	$1,045	$335,219
Restricted cash	31,474	11,710	5,191	—	48,375	—	48,375
Loans held-for-investment, net	6,169,937	17,717	—	—	6,187,654	—	6,187,654
Loans held-for-sale	—	154,225	—	—	154,225	—	154,225
Loans transferred as secured borrowings	88,512	—	—	—	88,512	—	88,512
Investment securities	552,640	1,012,618	—	—	1,565,258	(915,894)	649,364
Properties, net	—	172,289	982,686	—	1,154,975	—	1,154,975
Intangible assets	—	147,495	60,346	—	207,841	(27,365)	180,476
Investment in unconsolidated entities	30,311	52,463	121,297	—	204,071	(7,434)	196,637
Goodwill	—	140,437	—	—	140,437	—	140,437
Derivative assets	33,237	2,911	790	—	36,938	—	36,938
Accrued interest receivable	35,451	469	—	—	35,920	52	35,972
Other assets	14,640	70,562	27,132	1,737	114,071	(2,211)	111,860
VIE assets, at fair value	—	—	—	—	—	85,115,662	85,115,662
Total Assets	$7,060,144	$1,853,580	$1,212,928	$145,799	$10,272,451	$84,163,855	$94,436,306
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$28,501	$51,774	$42,329	$15,962	$138,566	$720	$139,286
Related-party payable	—	689	—	23,468	24,157	—	24,157
Dividends payable	—	—	—	114,839	114,839	—	114,839
Derivative liabilities	12,551	2,106	1,545	—	16,202	—	16,202
Secured financing agreements, net	2,723,567	397,884	712,782	646,727	4,480,960	—	4,480,960
Convertible senior notes, net	—	—	—	1,329,072	1,329,072	—	1,329,072
Secured borrowings on transferred loans	89,905	—	—	—	89,905	—	89,905
VIE liabilities, at fair value	—	—	—	—	—	84,151,022	84,151,022
Total Liabilities	2,854,524	452,453	756,656	2,130,068	6,193,701	84,151,742	90,345,443
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Common stock	—	—	—	2,422	2,422	—	2,422
Additional paid-in capital	2,276,386	1,173,852	456,658	304,008	4,210,904	—	4,210,904
Treasury stock	—	—	—	(92,104)	(92,104)	—	(92,104)
Accumulated other comprehensive income (loss)	33,569	(4,395)	4,283	—	33,457	—	33,457
Retained earnings (accumulated deficit)	1,884,190	218,873	(4,669)	(2,198,595)	(100,201)	—	(100,201)
Total Starwood Property Trust, Inc. Stockholders’ Equity	4,194,145	1,388,330	456,272	(1,984,269)	4,054,478	—	4,054,478
Non-controlling interests in consolidated subsidiaries	11,475	12,797	—	—	24,272	12,113	36,385
Total Equity	4,205,620	1,401,127	456,272	(1,984,269)	4,078,750	12,113	4,090,863
Total Liabilities and Equity	$7,060,144	$1,853,580	$1,212,928	$145,799	$10,272,451	$84,163,855	$94,436,306

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com